Exhibit 99.1
NEWS RELEASE
For Immediate Release
March 3, 2006
For more information contact:
Barry L. Hulin, President and Chief Executive Officer
702.821.4100
702.870.6417
VALLEY BANCORP TO ATTEND SANDLER O’NEILL
WEST COAST FINANCIAL SERVICES CONFERENCE
Las Vegas, Nevada, March 3,2006- Valley Bancorp (NASDAQ:VLLY), announced that it will participate in the 2006 West Coast Financial Services Conference sponsored by Sandler O’Neill & Partners, LP. Valley Bancorp’s President and Chief Executive Officer, Barry L. Hulin will be a panel member on the Western States Growth Panel, March 9, 2006 from 8:00 AM until 8:55AM PST.
The conference can be attended, in person, by invitation only. However, a simultaneous web cast and audio conference of the presentation will be made available, as described below.
The West Coast Financial Services Conference will be accessible on demand through Sandler O’Neill’s web site at http://sandleroneill.com/ and through Valley Bancorp’s website at http://www.valleybancorp.com/ during the conference and for 30 days following the conference. Valley Bancorp’s handouts will be accessible at the conference and other related investor meetings, through either web site, and has been filed with the SEC.
Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation.
You may also listen to the conference by telephone by dialing 1-800-362-5158. No pass code is required.
About Valley Bancorp
Headquartered in Las Vegas, Nevada, Valley Bancorp is the holding company for Valley Bank, with branches in Las Vegas, Henderson and Pahrump, Nevada.

The press release includes forwarded looking statements relating to the company’s beliefs and goals. Forward-looking statements are subject to a number of risks and uncertainties; including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Additional risk factors that could cause material differences are detailed from time to time in the Valley Bancorp’s reports and other filings made with the SEC, certain of which are available on the company’s website www.valleybancorp.com